CONDENSED CONSOLIDATED BALANCE SHEETS:
	(unaudited)
	"At March 31,"	"At December 31,"
ASSETS	2001	2000

Cash and cash equivalents	" $5,541,157 "	" $3,833,693 "
Investment securities	" 44,042,251 "	" 46,189,761 "
"Loans receivable, net (1)"	" 97,097,863 "	" 94,057,104 "
"Buildings & equipment, net"	" 2,237,599 "	" 2,253,729 "
Other assets	" 6,561,400 "	" 6,562,566 "

     TOTAL ASSETS	" $155,480,270 "	" $152,896,853 "

LIABILITIES

Deposits	" $132,101,025 "	" $130,186,060 "
Advances from FHLB and other borrowed money	" 5,881,246 "	" 6,497,740 "
Other liabilities	" 2,099,423 "	" 1,537,127 "

     Total liabilities	" 140,081,694 "	" 138,220,927 "

Stockholders' equity	" 15,398,576 "	" 14,675,926 "

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY" $155,480,270 "" $152,896,853 "

(1)  Loans receivable are presented after adjustments for undisbursed
"      loan funds, unearned fees and discounts and the allowance"
      for loan losses.


CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):
	"       Three months ended March 31,"
	2001	2000

Interest income	" $2,832,928 "	" $2,546,514 "
Interest expense	" 1,579,705 "	" 1,371,598 "

Net interest income	" 1,253,223 "	" 1,174,916 "
Provision for loan losses	" 25,000 "	" 15,000 "
Net interest income after
  provision for loan losses	" 1,228,223 "	" 1,159,916 "

Non-interest income (2)	" 326,668 "	" 245,142 "
Non-interest expense	" 1,167,561 "	" 1,080,083 "
Income tax expense 	" 111,365 "	" 104,264 "

Net earnings 	" $275,965 "	" $220,711 "

Net earnings per share (3)
  Basic	 $0.18 	 $0.15
  Diluted	 $0.18 	 $0.14
  Cash Diluted (5)	 $0.21 	 $0.17

Book value per share (3)	 $9.85 	 $9.68

Shares outstanding at end of period	" 1,563,905 "	" 1,516,115 "

Weighted average diluted common and common
  equivalent shares outstanding	" 1,575,231 "	" 1,553,526 "


(2)  Total non-interest income includes gains on sale of loans
"      of $48,011 for the three months ended March, 31, 2001"
"      compared to $14,318 for the three months ended March 31, 2000."

(3)  Net earnings per share and book value per share at or for
"      the three months ended March 31, 2000 have been adjusted"
      to give effect to the 5% stock dividend paid during August 2000.






	"       Three months ended March 31,"
OTHER DATA (unaudited): 	2001	2000

Return on average assets (4)	0.73%	0.62%
Cash return on average assets (4) (5)	0.88%	0.76%
Return on average equity (4)	7.56%	6.67%
Cash return on average equity (4) (5)	9.14%	8.21%
Equity to total assets	9.90%	9.29%

(4)  Information for the three months ended is annualized.
(5) Cash earnings exclude the after-tax effect of amortization of intangibles.